Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

ARCHIMEDES TECH SPAC PARTNERS II CO.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Units, each consisting of one ordinary share, $0.0001 par value, and one-half of one redeemable warrant(2)	457(a)	23,000,000	$10.00	$230,000,000	$0.0001531	$35,213
Fees to Be Paid	Equity	Ordinary shares included as part of the units(3)	457(g)	23,000,000	—	—	—	—(4)
Fees to Be Paid	Equity	Redeemable warrants included as part of the units, each whole warrant to acquire one ordinary share(3)	457(g)	11,500,000	—	—	—	—(4)
	Total Offering Amounts					$230,000,000
	Total Fees Previously Paid
	Net Fee Due							$35,213

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Includes 3,000,000 units, consisting of 3,000,000 ordinary shares and 1,500,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)

Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.

(4)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.